Exhibit 99.1

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Record First Quarter 2003 Results

                FULLERTON, California, April 25, 2003 - Beckman Coulter, Inc. (NYSE:BEC) announced today record results for the first quarter ended March 31, 2003.

First Quarter Results	2003		2002	% Chg
(Amounts in millions, except amounts per share)

Sales	$467.3		$446.7	4.6%
Constant Currency(C)				1.2%

Net Earnings	$44.6	(A) (B)	$28.0	59.3%

Earnings Per Diluted Share	$0.70	(A) (B)	$0.43	62.8%

Segment Sales(D):
Clinical Diagnostics	$334.1		$313.9	6.4%
Constant Currency(C):				3.6%

Biomedical Research	$133.2		$132.8	0.3%
Constant Currency(C):				(4.5)%

Geographic Sales(D):
Americas	$301.4		$295.5	2.0%
Constant Currency(C):				1.9%

Europe	$118.8		$106.3	11.8%
Constant Currency(C):				(0.5)%

Asia	$47.1		$44.9	4.9%
Constant Currency(C):				0.2%

(A)      Includes a non-taxable credit of $28.9 million and related pretax expenses of $2.0 million ($1.2 million expense after taxes), resulting in a net credit of $27.7 million after taxes or diluted EPS credit of $0.44 from the settlement of an escrow account.

(B)        Includes a pretax restructure charge of $18.5 million ($11.8 million after taxes) or diluted EPS charge of $0.19 primarily associated with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.

(C)        Represents current period sales translated at the prior year’s foreign currency exchange rate.

(D)       Certain prior year amounts have been reclassified to conform to the current year presentation.

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First Quarter 2003 Discussion

Sales in the first quarter increased 4.6% reported, or 1.2% in constant currency, over prior year quarter.  The strongest performing product areas were immunodiagnostics and specialty testing.  Immunodiagnostics sales grew more than 12% led by strong Access® immunoassay system placements and consumable purchases.  Specialty testing revenues grew nearly 11%, driven by sales of the Cytomics FC 500 flow cytometer into the clinical research market.

Operating income grew 21.4% to $59.5 million.  First quarter operating income comparisons were impacted by the following non-recurring items:

•                    A non-taxable credit of $28.9 million and related pretax expenses of $2.0 million ($1.2 million expense after taxes), resulting in a net credit of $27.7 million after taxes from the settlement of an escrow account created as part of the 1997 acquisition of Coulter Corporation to cover pre-acquisition liabilities.  This amount settles all of Beckman Coulter’s claims against the escrow account, including the litigation settlement charge taken in the fourth quarter of 2002.

•                    A pre-tax restructuring charge of $18.5 million to cover costs associated with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.  This pretax charge of $18.5 million was above the original $16 million estimate due to a weaker U.S. dollar and higher than anticipated costs in Europe.

Before these non-recurring items, operating income was $51.1 million, a 4.3% increase compared to prior year quarter.

Non-operating expense in the first quarter of 2003 was $11.8 million, an increase of $2.8 million over prior year quarter, with lower interest expense more than offset by higher currency-related expenses.

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The non-recurring items in the first quarter reduced the effective tax rate to 6.5%.  The tax rate on income from continuing operations should remain at approximately 27% for the balance of 2003.

Diluted earnings per share grew 62.8% to $0.70.  Excluding the non-recurring items, diluted earnings per share were $0.45, up 4.7%.  The company generated $23 million of free cash flow (1) in the first quarter of 2003.

The following business developments and product announcements were significant in the first quarter:

                Business Developments:

•	Combined the life science research and specialty testing divisions to form the Biomedical Research Division to serve the academic research, biopharma, and clinical research markets.
•	Signed a three-year chemistry contract with HealthTrust Purchasing Group.
•	Introduced ProteomeLab™ initiative to expedite protein research processes through automation.
•	Repurchased 700,000 shares of stock at an average cost of $31.73.
•	Paid a quarterly dividend of $0.09 per share on March 13, 2003 to all stockholders of record as of February 21, 2003, the company’s 57th consecutive quarterly cash dividend.

(1)          Net cash provided by operating activities less capital expenditures.

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Product Announcements:

•                    Signed distribution agreement with Cambridge Research & Instrumentation, Inc. (CRi) to be the exclusive, worldwide distributor of the Affinity* multi-mode plate reader.  (*Affinity is a trademark of CRi).

•                    Entered into a development and distribution agreement with Cell Signaling Technology, Inc. (CST) for flow cytometry reagents.

•                    Introduced the Allegra™ X-22 series benchtop centrifuges providing a space-saving solution for smaller laboratories.

•                    Completed controlled release of the SYNCHRON LXâi 725 clinical system, a combined routine chemistry and immunoassay workstation.

John P. Wareham, chairman, president and chief executive officer, said, “Beckman Coulter had a solid quarter in a constrained research market and delivered results at the top end of our previously announced outlook.   We continue to build momentum in our Clinical Diagnostics business, which represents about 70% of our sales, with new products in routine chemistry and immunoassay testing that simplify and automate hospital laboratory processes.  Our Biomedical Research Division sales were relatively flat, with double-digit growth in specialty testing offset by continued softness in pharmaceutical and biotechnology R&D spending.”

2003 Outlook

Wareham continued, “Looking ahead to the second quarter, we expect sales to be up 6.5 to 8.5%, including about 4 percentage points of currency benefit.  Clinical Diagnostics sales growth should be in the 8 to 10% range.  Biomedical Research sales should grow in the low single digits, with strength in specialty testing tempering very difficult comparisons in robotic automation / genetic analysis.  Diluted earnings per share growth is expected to be in the 18 to 22% range.

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“In Clinical Diagnostics, the SYNCHRON LX®i 725 combined routine chemistry and immunoassay workstation, along with the mid-year release of the UniCel™ DxI high-volume immunoassay platform, should enable us to increase our market share in routine chemistry and immunodiagnostics.  In Biomedical Research, we anticipate a steady stream of new products throughout the year — including a number of systems under the ProteomeLab™ initiative — all targeted to remove bottlenecks and speed genomic and proteomic research.”

Concluded Wareham, “We continue to expect total year sales to increase in the 5.5 to 6.5% range.  Although we factored some positive currency effect into our estimate for the year, the strength of the Euro continues to be a potential upside that may help mitigate any ongoing softness in the research markets.  Diluted earnings per share growth for the year should be in the 11 to 14% range, before non-recurring items.  We expect the second half of the year to have stronger sales and earnings growth, driven by easier sales comparisons in our Biomedical Research Division and new product introductions across the company.”

Investor Conference Call

As previously announced, there will be a conference call today, Friday, April 25, 2003 at 9:30 am ET to discuss the first quarter ended March 31, 2003 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select the Investor Relations icon and find the call listed under “What’s New”.  The webcast will be archived on the Beckman Coulter website for future replay.

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                This press release contains forward-looking statements regarding anticipated product introductions, expected sales and earnings per share growth, tax rate and the effects of currency.  These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry and the availability of capital to clinical diagnostics and biomedical research customers.  Other factors include the actual timing and magnitude of cost savings resulting from restructuring activities, the actual timing of product introductions, changes in tax laws both in the United States and other countries, the impact of global economic, health and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate, and currency fluctuations.

                Beckman Coulter, Inc. is a leading manufacturer of instrument systems, chemistries and supplies that simplify and automate laboratory processes.  At the forefront of medical discovery, in clinical research and through the often life-saving process of clinical diagnostics, Beckman Coulter’s 200,000 installed systems provide essential biomedical intelligence to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2002 annual sales of $2.06 billion with 62% of this amount generated by recurring revenue from supplies, test kits and services. For more information, access the Beckman Coulter World Wide Web Information Service at www.beckmancoulter.com.

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BECKMAN COULTER, INC.

FIRST QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except amounts per share)

Unaudited

	Three Months Ended
	March 31,
	2003	2002

Sales	$467.3	$446.7

Cost of sales	250.7	239.8

Gross profit	216.6	206.9

Operating costs and expenses:
Selling, general and administrative	119.5	116.0
Research and development	46.0	41.9
Restructure	18.5	—
Escrow litigation settlement and related expenses	(26.9)	—
Total operating cost and expenses	157.1	157.9

Operating income	59.5	49.0

Non-operating (income) and expense:
Interest income	(2.0)	(2.2)
Interest expense	11.4	11.8
Other, net	2.4	(0.6)
Total non-operating expenses	11.8	9.0

Earnings before income taxes	47.7	40.0
Income taxes	3.1	12.0

Net earnings	$44.6	$28.0

Basic earnings per share	$0.73	$0.46

Weighted average number of basic shares outstanding (in thousands)	61,143	61,451

Diluted earnings per share	$0.70	$0.43

Weighted average number of basic and diluted shares outstanding (in thousands)	63,515	65,425

Dividends declared per share	$0.090	$0.085

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BECKMAN COULTER, INC.

FIRST QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except amounts per share)

	March 31,	December 31, 2002
	2003 (unaudited)
Assets
Current assets:
Cash and cash equivalents	$51.6	$91.4
Trade and other receivables	505.7	544.4
Inventories	385.6	363.7
Deferred income taxes	14.9	9.4
Other current assets	44.2	47.3
Total current assets	1,002.0	1,056.2

Property, plant and equipment, net	375.0	370.8
Goodwill	361.4	357.8
Other intangibles	343.1	346.2
Other assets	119.4	132.6
Total assets	$2,200.9	$2,263.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$45.4	$140.2
Accounts payable, accrued expenses and other liabilities	383.2	400.4
Income taxes	69.0	71.0
Total current liabilities	497.6	611.6

Long-term debt, less current maturities	679.5	626.6
Deferred income taxes	42.6	41.7
Other liabilities	346.5	391.6
Total liabilities	1,566.2	1,671.5

Stockholders’ equity:
Preferred stock $0.10 par value; authorized 10.0 shares; None issued	—	—
Common stock, $0.10 par value: authorized 150.0 shares; Shares issued 62.9 and 62.6 at March 31, 2003 and December 31, 2002, respectively; shares outstanding 60.6 and 61.0 at March 31, 2003 and December 31, 2002, respectively	6.1	6.1
Additional paid-in-capital	268.3	259.4
Treasury stock, at cost: 2.0 and 1.3 common shares at March 31, 2003 and December 31, 2002, respectively	(60.4)	(38.3)
Common stock held in grantor trust, at cost: 0.3 common shares at March 31, 2003 and December 31, 2002	(14.2)	(14.1)
Grantor trust liability	14.2	14.1
Retained earnings	496.3	457.4
Unearned compensation	(3.4)	—
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustment	(9.5)	(36.4)
Derivatives qualifying as hedges	(13.6)	(7.0)
Minimum pension adjustment	(49.1)	(49.1)	(A)
Total stockholders’ equity	634.7	592.1
Total liabilities and stockholders’ equity	$2,200.9	$2,263.6

(A)      At December 31, 2002, the company recorded a minimum pension liability adjustment (net of tax) in other comprehensive income (loss), as a reduction of stockholders’ equity in accordance with Statement of Financial Accounting Standard No. 87, “Employers’ Accounting for Pensions”.  The adjustment represents the excess of our pension plans’ unfunded accumulated benefit obligation over the fair value of the related plan assets.

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BECKMAN COULTER, INC

FIRST QUARTER REPORT

KEY PRODUCT SALES

(Amounts in millions)

Unaudited

	Three Months Ended
	March 31, 2003
			Constant
		Reported	Currency
	$	Growth %	Growth %

Routine Chemistry	$134.9	5.0	2.7
Immunodiagnostics	94.5	12.4	8.8
Subtotal Chemistry	229.4	7.9	5.1

Hematology	104.7	3.4	0.5
Total Clinical Diagnostics	334.1	6.4	3.6

Robotic Auto/Genetic Analysis	30.9	2.7	(2.7)
Centrifuge/Analytical Systems	55.5	(8.3)	(12.1)
Specialty Testing	46.8	10.9	5.0
Total Biomedical Research	133.2	0.3	(4.5)

Total Beckman Coulter	$467.3	4.6	1.2

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